Exhibit No. 3(i)(b)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/19/2000
001471111 - 2622685

                            Certificate of Amendment
                                       of
                          Certificate of Incorporation

Raw Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent of the Board Of Directors of Raw Enterprises Inc., the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

      The name of the Corporation is Southampton Partners, Inc.

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

      The total number of shares of stock which the corporation shall have authority to issue is two hundred million (200,000,000). All such shares are to be with a par value of $.0001 and are to be of one class.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Stockholders of the said corporation, by unanimous consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


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

IN WITNESS THEREOF, said Raw Enterprises Inc., has caused this certificate to be signed by the President, Robert Wilson, this 7th day of September, 2000.


                                                 By: /s/ Robert Wilson
                                                     ---------------------------
                                                     Robert Wilson, President

                                                     Robert Wilson
                                                     ---------------------------
                                                     Print Name


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